EXHIBIT 19.1

PROPOSED POLICY TO APOLLO EMPLOYEES, PARTNERS AND RELATED PARTIES FOR TRADING IN MFIC STOCK

General Statement

All employees, partners, directors and officers (“Employees”) of Apollo Investment Management,

L.P. (“AIM”), MidCap Financial Investment Corporation (the “Corporation”), Apollo Management L.P. (together with its affiliated investment managers, “Apollo Management” and together with AIM and the Corporation, “Apollo”), other than directors of the Corporation that are “disinterested directors” of the Corporation as defined under Rule 0-1 under the Investment Company Act of 1940,1 are subject to this Employee Trading Policy for MFIC Stock (this “Policy”). Employees of Apollo may purchase or sell shares of the Corporation only in accordance with this Policy. Any Employee who purchases or sells shares of the Corporation other than in accordance with this Policy will be subject to discipline, up to and including termination. All Employees remain subject to any applicable securities reporting requirements under the Code of Ethics of the applicable Apollo entity. In addition to any requirements set out in this Policy, any transaction in shares of the Corporation by an Employee is subject to applicable law and all applicable policies and procedures adopted by Apollo with respect to insider trading and the use of material, nonpublic information.

Pre-Clearance

Before an Employee may purchase or sell shares of the Corporation, they must submit a request via StarCompliance which will then be approved by the Chief Compliance Officer or Chief Legal Officer of the Corporation or his or her designee, as appropriate. Any approved purchase or sale must be made within 72 hours of such approval.

Black-out Period

Employees may not purchase or sell shares of the Corporation during the period of time that commences 15 calendar days prior to any fiscal quarter end of the Corporation and that ends 24 hours after the release of the Corporation’s quarterly or annual financial information in a press release reporting the results of such fiscal quarter (the “Black-out Period”). For any other period, purchases and sales of shares may be made only after receiving pre-clearance as outlined above. Note that the Chief Compliance Officer or Chief Legal Officer of the Corporation may designate other Black-out Periods as he or she deems appropriate.

Notwithstanding the foregoing, Employees may purchase or sell shares issued by the Corporation during a Black-out Period pursuant to an arrangement meeting the conditions specified in (c)(1) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which arrangement has been approved in writing by the Chief Compliance Officer.

Short Sales or Transactions in Corporation-based Derivative Securities

Employees may not engage in transactions of a speculative nature involving the Corporation shares at any time, including, but not limited to, the purchase or sale of put options. All Employees are prohibited from short-selling the Corporation shares or engaging in transactions involving other Corporation-based Derivative Securities. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Corporation 's common stock. This prohibition includes, but is not limited to, trading in Corporation -based put option contracts, transacting in straddles, and the like. The receipt of grants of Derivative Securities issued under, or the exercise of options granted under, an equity incentive plan adopted by the Corporation is not prohibited by this Policy.

Short-Term Trading and Reporting Requirements

Notwithstanding anything to the contrary set out above, absent extraordinary circumstances, Employees will not be permitted to make a round-trip transaction in shares of the Corporation (in other words, a purchase followed by a sale, or sale followed by a purchase) until the release of the financial information for the next quarterly or annual report and in accordance with this Policy.

In addition, Employees who are directors, officers or ten percent beneficial owners (each an “Insider”) of the Corporation are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Securities Exchange Act of 1934 with respect to round-trip transactions in shares of the Corporation. Section 16(b) generally prohibits a round- trip transaction in shares of the Corporation in any period of less than six months by any Insider. Any profits made in a round-trip transaction by any Insider of the Corporation are recoverable by the Corporation, even if the round-trip transaction was done inadvertently.

1 Purchases and sales of shares of the Corporation by Independent Directors of the Corporation are addressed under the Corporation's Stock Trading Policy for Independent Directors.

TRADING POLICY FOR INDEPENDENT DIRECTORS

General Statement

Each director of MidCap Financial Investment Corporation (the “Corporation”) who is a “disinterested director” of the Corporation as defined under Rule 0-1 under the Investment Company Act of 1940 (each, an “Independent Director”) is subject to this Stock Trading Policy (this “Policy”). Independent Directors may purchase or sell shares of the Corporation only in accordance with this Policy. All independent Directors remain subject to any applicable securities reporting requirements under the Corporation’s Code of Ethics. In addition to any requirements set out in this Policy, any transactions in shares of the Corporation is subject to applicable law and all policies and procedures, if any adopted by the Corporation with respect to insider trading and the use of material, non-public information.

Pre- Clearance

Prior to purchasing or selling shares of the Corporation, an Independent Director must make a written request to, which is approved by the Chief Compliance Officer of the Corporation or his/her designee as appropriate. The written request can be by e-mail and should set out the details of the proposed transaction including the amount requested to be purchased or sold. All purchases and sales are subject to the requirements set out below concerning material non-public information. Approved purchases and sales are required to be made within three business days of such approval unless otherwise designated in the approval.

Trading Window

Independent Directors may not purchase or sell shares of the Corporation during the 10 business days prior to and 24 hours after the release of the Corporation’s quarterly or annual financial information in a press release. For any other period, purchases and sales of the stock may be made only after receiving written approval of the Chief Compliance Officer of the Corporation or his/her designee.

Short-Term Trading

Independent Directors are subject to the restrictions set in Section 16(b) of the Securities Exchange Act of 1934 with respect to a round-trip transaction in shares of the Corporation (in other words, a purchase followed by a sale, or sale followed by a purchase). Section 16(b) generally prohibits a round-trip transaction in shares of the Corporation in any period of less than six months by any director of the Corporation. Any profits made in a round trip transaction by any independent Director of the Corporation are recoverable by the Corporation, even if the round-trip transaction was done inadvertently.

Reporting Requirements

Each Independent Director of the Corporation is required by Section 16(b) of the Securities Exchange Act of 1934 to file a Form 3 with the Securities and Exchange Commission within ten days of becoming an Independent Director, listing the securities of the Corporation beneficially owned by the director. Independent Directors must also file any changes in the ownership before the end of the second business day following the day on which the transaction has been executed on Form 4. Within 45 days of the end of the Corporation’s fiscal year, each Independent Director must report on Form 5 any holdings or transactions in the Corporation’s securities, unless that information has been provided previously on a Form 3, Form 4 or Form 5, and there have been no changes since that previous filing.

Material, Non-Public Information

Each Independent Director, in purchasing or selling shares of the Corporation as permitted under this Policy, represents that, at the time of such purchase or sale, he or she is not in possession of material, non-public information about the Corporation, and that the transaction is in compliance with applicable law and all policies and procedures adopted by the Corporation with respect to insider trading and the use of material, non-public information. If an Independent Director has any questions regarding the foregoing representation, he or she should consult with the Chief Compliance Officer of the Corporation prior to purchasing or selling any shares of the Corporation.